Exhibit 99.3

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Red Mountain

October 16, 2014

Red Mountain Partners, L.P., a Delaware limited partnership; RMCP GP LLC, a Delaware limited liability company; Red Mountain Capital Partners LLC, a Delaware limited liability company; Red Mountain Capital Management, Inc., a Delaware corporation (each, a “Red Mountain Acquirer”), and their subsidiaries and affiliates (collectively, “Red Mountain Acquirer Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of Marlin Business Services Corp. (“Marlin”), Mount Laurel, New Jersey, or any of its subsidiaries, including Marlin Business Bank (the “Bank”), Salt Lake City, Utah;

2.	Have or seek to have more than one representative of Red Mountain Acquirer Group serve on the board of directors of Marlin or any of its subsidiaries;

3.	Permit any representative of the Red Mountain Acquirer Group who serves on the board of directors of Marlin or any of its subsidiaries to serve:

i.	as the chairman of the board of directors of Marlin or any of its subsidiaries;

ii.	as the chairman of any committee of the board of directors of Marlin or any of its subsidiaries;

iii.	as a member of any committee of the board of directors of Marlin or any of its subsidiaries if the Red Mountain Acquirer Group representative occupies more than 25 percent of the seats on the committee;

iv.	as a member of any committee that has the authority or practical ability to unilaterally make (or block the making of) policy or other decisions that bind the board or management of Marlin or any of its subsidiaries;

4.	Have or seek to have any employee or representative of the Red Mountain Acquirer Group serve as an officer, agent, or employee of Marlin or any of its subsidiaries;

5.	Take any action that would cause Marlin or any of its subsidiaries to become a subsidiary of Red Mountain Acquirer Group;

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6.	Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the Red Mountain Acquirer Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of Marlin or any of its subsidiaries;

7.	Own or control equity interests that would result in the combined voting and nonvoting equity interests of the Red Mountain Acquirer Group and its officers and directors to equal or exceed 25 percent of the total equity capital of Marlin or any of its subsidiaries, except that, if the Red Mountain Acquirer Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of Marlin, Red Mountain Acquirer Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of Marlin or any of its subsidiaries;

8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of Marlin or any of its subsidiaries;

9.	Enter into any agreement with Marlin or any of its subsidiaries that substantially limits the discretion of Marlin’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Marlin or any of its subsidiaries;

11.	Dispose or threaten to dispose (explicitly or implicitly) of equity interests of Marlin or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by Marlin or any of its subsidiaries; or

12.	Enter into any other banking or nonbanking transactions with Marlin or any of its subsidiaries, except that the Red Mountain Acquirer Group may establish and maintain deposit accounts with the Bank, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with the Bank

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The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended, and the Board’s Regulation Y.

Nothing in these commitments releases the Red Mountain Acquirer Group from compliance with the Change in Bank Control Act of 1978, as amended, and any regulations thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of Marlin.

Red Mountain Acquirer Group understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to Red Mountain Acquirer Group’s acquisition of up to 24.9 percent of voting shares of Marlin, and, as such, may be enforced in proceedings under applicable law.

Red Mountain Partners, L.P.
By: RMCP GP LLC, its general partner

By:	/s/ T. Willem Mesdag
Name:	T. Willem Mesdag
Title:	Managing Partner

RMCP GP LLC

By:	/s/ T. Willem Mesdag
Name:	T. Willem Mesdag
Title:	Managing Member

Red Mountain Capital Partners LLC

By:	/s/ T. Willem Mesdag
Name:	T. Willem Mesdag
Title:	Managing Member

Red Mountain Capital Management, Inc.

By:	/s/ T. Willem Mesdag
Name:	T. Willem Mesdag
Title:	President